Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:

     Citibank Pty. Limited, Melbourne, Australia
     Scotiabank & Trust Company (Cayman) Ltd., Grand Cayman,
     Cayman Islands
     Deutsche Bank AG, Seoul, Republic of Korea
     Deutsche Bank NV, Amsterdam, Netherlands
     Citibank N.A., San Juan, Puerto Rico
     United Overseas Bank Limited, Singapore, Singapore
     Nedcor Bank Limited, Braamfontein, South Africa
     Barclays Bank of Uganda Limited, Kampala, Uganda
     HVB Bank Serbia and Montenegro a.d., Belgrade, Serbia

Type of Custody:  Foreign Custodian Rule 17f-5